CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us under the heading "Necessary Findings of Fact by the Trust on behalf of the Acquired Fund" in the Registration Statement on Form N-14 relating to Nationwide Large Cap Value Fund of the Nationwide Mutual Funds.

/s/ PricewaterhouseCoopers, LLP
PricewaterhouseCoopers LLP

Philadelphia, PA
November 12, 2010